Kenneth L. Greenberg
(215) 564-8149
kgreenberg@stradley.com
December 7, 2009

Genworth Variable Insurance Trust
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, CA 94523

Re:
Institutional Shares of Genworth Calamos Growth Fund, Genworth Columbia Mid Cap Value Fund, Genworth Davis NY Venture Fund, Genworth Eaton Vance Large Cap Value Fund, Genworth Legg Mason ClearBridge Aggressive Growth Fund, Genworth PIMCO StocksPLUS Fund, Genworth Putnam International Capital Opportunities Fund, Genworth Thornburg International Value Fund, and Genworth Goldman Sachs Enhanced Core Bond Index Fund

Ladies and Gentlemen:

We have acted as counsel to Genworth Variable Insurance Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, series management investment company.

This opinion is given in connection with the registration under the Securities Act of 1933, as amended, of a new class of shares of beneficial interest representing interests in nine series, or funds, of the Trust.  The nine series are the Genworth Calamos Growth Fund, Genworth Columbia Mid Cap Value Fund, Genworth Davis NY Venture Fund, Genworth Eaton Vance Large Cap Value Fund, Genworth Legg Mason ClearBridge Aggressive Growth Fund, Genworth PIMCO StocksPLUS Fund, Genworth Putnam International Capital Opportunities Fund, Genworth Thornburg International Value Fund, and Genworth Goldman Sachs Enhanced Core Bond Index Fund (each a “Fund” and collectively, the “Funds”).  The new class of shares is the Institutional Shares.  The Trust is authorized to issue an unlimited number of Institutional Shares of each Fund (hereinafter referred to as the “Shares”).

We have examined copies of the Trust’s Certificate of Trust as filed with the Secretary of State of Delaware on June 4, 2008, Agreement and Declaration of Trust dated June 4, 2008 (the “Trust Agreement”), Bylaws of the Trust dated July 31, 2008, resolutions of the Board of Trustees of the Trust duly adopted at a meeting of the Board

Genworth Variable Insurance Trust
December 7, 2009

of Trustees held on November 17, 2009 (the “Resolutions”), and a Good Standing Certificate dated December 4, 2009 from the Secretary of State of Delaware, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware and the provisions relating to the issuance of the Shares will not be modified or eliminated.

b)	The registration with the Securities and Exchange Commission of an indefinite number of the Shares will remain effective.

c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.

d)
Each of the Shares will be sold for the consideration described in the then current prospectus and statement of additional information of a Fund, as amended to the date of such sale, and the consideration received by the Trust will in each event be at least equal to the net asset value per Share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of a Fund; provided the liability arises solely as a result of the shareholder’s status as a shareholder of the Trust and not as a result of such shareholder’s acts or omissions.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

Genworth Variable Insurance Trust
December 7, 2009

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and paid for as described in the then current prospectus and statement of additional information for the Funds, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Trust’s registration statement on Form N-1A.  Except as provided above in this paragraph, the opinion set forth above is expressed solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written consent.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By: /s/ Kenneth L. Greenberg
       Kenneth L. Greenberg, a Partner